Exhibit 99.458

Post Transition Possibilities PX Day-Ahead Market done at 7:00 AM. Schedules & prices financially binding at 7:00. Trading of transmission in PX Markets. Block Forward Market and Day-Ahead Market. FTRs, ETCs & Muni Transmission not in ISO. PX ancillary service markets: Block Forward Market Day-Ahead Market.

DA Auction Final at 7:00 AM Add transmission to Day-Ahead auction. Use simplified ISO Interzonal Congestion Model. PX participants bid supply and demand portfolios by zone. FTR and ETC owners can bid to supply transmission at a price. A party that does not own ETC or FTR can bid to take on financial transmission risk at a price.

DA Auction Final at 7:00 AM Zonal energy and transmission auction: Minimize Bid cost of supplies scheduled in each zone minus bid value of demands scheduled in each zone plus bid cost of transmission scheduled between zones Subject to Scheduled supplies equal scheduled demands Transmission bids accepted 3 interzonal flows due to energy schedules in simplified congestion model Limits on energy and transmission bids.

DA Auction Final at 7:00 AM PX settles 7:00 AM schedules. Scheduled supplies paid zonal energy prices from 7:00 AM auction. Scheduled demands pay zonal energy prices from 7:00 AM auction. Scheduled transmission paid usage charges from 7:00 AM auction.

ISO DA Congestion Auction PX participants may voluntarily bid to participate in ISO's DA Congestion Auction. Supply may bid to buy back part of its 7:00 AM schedule or increase its sale. Demand may bid to sell back part of its 7:00 AM schedule or increase its purchase. Party who sold transmission at 7:00 AM without ETC or FTR must buy transmission from ISO.

ISO DA Congestion Auction PX 7:00 AM schedules may be adjusted. Another SC may be willing to pay PX participants to adjust their 7:00 AM schedules to get off a path. PX participants may adjust 7:00 AM schedules by paying SCs to get off a path. A party who assumed transmission risk at 7:00 AM, may not own FTR/ETC. ISO may adjust PX schedules to enforce path limits with that party paying the costs.

Settling ISO CONG ISO provides DA usage charges and PX calculates ZMPCs as today. PX settles changes from the 7:00 AM schedules at ISO's usage charge and the resulting ZMPCs.

Trading Transmission in PX Block Forward Market Run independent PX markets in each zone. Suppose markets in NW1 and NP15 are at: NW1: Sell 10 MW @ $30/MWh. NP15: Buy 15 MW @ $45/MWh. Owner of FTR or ETC NW1 to NP15 could sell 10 MW of transmission at $15/MW in BFM. Offer to sell 10 MW in NP15 @ $45/MWh. Bid to buy 10 MW in NW1 @ $30/MWh. Buying 10 MW in NW1 and selling it in NP15 is same as selling 10 MW of transmission.

Trading Transmission in PX Block Forward Market Parties could also buy back FTRs & ETCs. The FTR owner sold 10 MW FTR @ $15/MW. Later the markets in NW1 and NP15 are at: NW1: Buy 20 MW @ $24/MWh. NP15: Sell 15 MW @ $34/MWh. The party could buy back its FTR @ $10/MW. Bid to buy 10 MW in NP15 @ $34/MWh. Offer to sell 10 MW in NW1 @ $24/MWh. Same as buying back 10 MW of transmission.

Attracting Munis to Trade Transmission PX could let munis trade their transmission in PX Day-Ahead market or BFM. Directed energy trades equivalent to transmission trade. Couple energy purchase from PX market in source zone and sale to PX market in sink zone. Muni can set price at which it is willing to engage in directed buy/sell. PX attracts transmission that cannot be traded in ISO.